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                                    August 25, 1999


Cardiodynamics International Corp.
6175 Nancy Ridge Drive
San Diego, CA  92121
Attn: Mr. Michael Perry


Dear Mike:

     The undersigned purchasers of preferred stock of Cardiodynamics International Corp. (the "Company") hereby agree to waive their right to purchase Additional Preferred Stock pursuant to the Securities Purchase Agreement dated August 21, 1998. As consideration for the foregoing, the Company agrees to issue to the undersigned warrants to purchase an aggregate amount of 375,000 shares of the Company's common stock at a strike price equal to the average closing price of the Company's common stock for the ten trading days immediately prior to August 20, 1999.


                                    Yours truly,

                                    AGR Halifax Fund, Ltd.
                                    By:  Ramius Capital Group, LLC
                                    Its: Investment Advisor



                                    /s/ Jeffrey M. Solomon
                                    ------------------------------
                                    Jeffrey M. Solomon, Principal


                                    Angelo, Gordon & Co., LP
                                    (on behalf of the purchasers
                                    which it represents)



                                    /s/ Michael L. Gordon
                                    ------------------------------
                                    By:  Michael L. Gordon
                                    Its: Chief Operating Officer
Agreed:
Cardiodynamics International Corp.



/s/ Michael K. Perry
---------------------------------
By:  Michael K. Perry
Its: CEO